Exhibit 99.1

PRESS RELEASE

E2open Names Marje Armstrong as New Chief Financial Officer

Armstrong brings over 20 years of experience, a strong combination of driving growth for SaaS and business-to-business enterprise companies plus a well-rounded public markets investing and corporate finance background.

AUSTIN, Texas – April 27, 2022 – E2open Parent Holdings, Inc. (NYSE: ETWO), a leading network-based provider of a cloud-based, mission-critical, end-to-end supply chain management platform, announces the appointment of Marje Armstrong as chief financial officer, effective May 16, 2022. She will replace Jarett Janik, who previously announced his retirement.

“We’re thrilled to welcome Marje to our leadership team as E2open’s next CFO,” said Michael Farlekas, chief executive officer of E2open. “Her incredibly well-rounded financial experience cuts across several key areas that position her as the perfect strategic partner to help lead E2open to the next level, driving growth as we scale the business. From finance leadership positions at public and private SaaS and B-to-B software companies focused on large clients, to extensive Wall Street experience, Marje is the ideal fit, particularly at this pivotal stage in our growth as a public company.”

Armstrong currently serves as vice president of finance at Dropbox, Inc., leading investor relations, FP&A, treasury, corporate development, strategic finance and company planning. Previously she was head of investor relations, FP&A, corporate development and commercial finance at Afiniti Ltd. Prior to Afiniti, she spent five years at Morgan Stanley, Inc. and 10 years at Goldman Sachs across investment banking, equity capital markets, equity research, equity sales and equity trading divisions. Armstrong earned her BA degree in Economics and International Relations from Stanford University. She has three children and serves on the board of trustees and finance committee at The Baldwin School, supporting girls’ education and growth.

“I am incredibly excited to join E2open,” said Armstrong. “Supply chain software is more critical than ever for enterprises, and E2open is strategically positioned to serve this growing market. I look forward to partnering with Michael and the impressive team he has built to drive the next leg of growth for the company.”

Armstrong starts with E2open on May 16, and Janik will stay with the company to transition through the next quarterly earnings cycle. “As we welcome Marje, we also want to thank Jarett for his tireless efforts and leadership over the past four years. He has been a great partner and we wish him all the best in his well-deserved retirement,” said Farlekas.

About E2open

At E2open, we’re creating a more connected, intelligent supply chain. It starts with sensing and responding to real-time demand, supply and delivery constraints. Bringing together data from customers, distribution channels, suppliers, contract manufacturers and logistics partners, our

PRESS RELEASE

collaborative and agile supply chain platform enables companies to use data in real time, with artificial intelligence and machine learning to drive smarter decisions. All this complex information is delivered in a single view that encompasses your demand, supply, logistics and global trade ecosystems. E2open is changing everything. Demand. Supply. Delivered.™ Visit www.e2open.com.

E2open and the E2open logo are registered trademarks of E2open, LLC. Demand. Supply. Delivered. is a trademark of E2open, LLC. All other trademarks, registered trademarks and service marks are the property of their respective owners.

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Contacts:

Media Contact:

5W PR for E2open

e2open@5wpr.com

718-757-6144

Investor Contact:

Adam Rogers

AVP Investor Relations, E2open

adam.rogers@e2open.com

515-556-1162

Corporate Contact:

Kristin Seigworth

VP Communications, E2open

kristin.seigworth@e2open.com